LICENSE AGREEMENT

This Software License Agreement ("Agreement") is made and effective the date of purchase by and between Franchise 123, Inc. ("Franchise123, Inc.") and  purchaser ("Licensee"). Franchise 123, Inc. has developed and licenses to users its software and consulting marketed under the name Franchise123, Inc., dba. Frandocs, Experts In Franchising®, Franchise Your Business Programs (the "Software").

Licensee desires to utilize a copy of the Software.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, Franchise123, Inc. and Licensee agree as follows:

1.         License.         Franchise123, Inc. hereby grants to Licensee a  non-exclusive, limited license to use the Software for the named business on licensee's Invoice only, as set forth in this Agreement.

2.         Restrictions.      Licensee shall not license or sublicense the Software, or transfer or convey the Software or any right in the Software to anyone else without the prior written consent of Franchise123, Inc.

Licensee shall only use the software to develop a single franchise program for the named business on licensee's invoice only.

3.         Fee.     In consideration for the grant of the license and the use of the Software, Licensee agrees to pay Franchise123, Inc. the Software Fee. The warranty does not allow for a refund for the purchase of the software.

4.         Warranty of Title.         Franchise123, Inc. hereby represents and warrants to Licensee that Franchise123, Inc. is the owner of the Software and has the right to grant to Licensee the rights set forth in this Agreement.

            In the event of any breach or threatened breach of the foregoing representation and warranty, Licensee's sole remedy shall be to require Franchise123, Inc. to replace the Software functionality that does not cause any breach. Obligation for payment of the license fee shall be made prior to delivery of the Software or on terms set forth by Franchise123, Inc, described in the program and is non-refundable.

5.         Warranty of Functionality. The warranty does not allow for a refund for the purchase of the software.

6.         Payment.         Payment of the license fee shall be made prior to delivery of the Software and is non-refundable. Purchaser hereby agrees to make full payment on any products purchased on a time payment basis whether a credit card used is able to be charged or not. If on a time payment basis then ongoing payments are the responsibility of purchaser and purchaser's company irregardless of the amount of credit available on the credit card. The warranty does not allow for a refund for the purchase of the software.

If Franchise123, Inc., the copyright owner, brings a civil action against you non payment or illegal distribution of the software, then Franchise123, Inc. can seek to stop you from using its software immediately and can also request monetary damages. The copyright owner may then choose between actual damages, which includes the amount it has lost because of your infringement as well as any profits attributable to the infringement, and statutory damages, which can be as much as $150,000 for each program copied illegally. In addition, the government can criminally prosecute you for copyright infringement. If convicted, you can be fined up to $250,000, or sentenced to jail for up to five years, or both.

7.         Taxes. In addition to all other amounts due hereunder, Licensee shall also pay to Franchise123, Inc., or reimburse Franchise123, Inc. as appropriate, all amounts due for sales, use, excise taxes or other taxes.

8.         Warranty Disclaimer.

Franchise123, Inc.'s WARRANTIES SET FORTH IN THIS AGREEMENT ARE EXCLUSIVE AND ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. THE WARRANTY DOES NOT ALLOW FOR A REFUND FOR THE PURCHASE OF THE SOFTWARE.

9.         Limitation of Liability.         Franchise123, Inc. shall not be responsible for, and shall not pay, any amount of incidental, consequential or other indirect damages, whether based on lost revenue or otherwise, regardless of whether Franchise123, Inc. was advised of the possibility of such losses in advance.  In no event shall Franchise123, Inc.'s liability hereunder exceed the amount of license fees paid by Licensee, regardless of whether Licensee's claim is based on contract, tort, strict liability, product liability or otherwise.

10.       Notice.         Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.

If to Franchise123, Inc.:	Franchise 123, Inc.
P.O. Box 149
Islamorada, Florida 33036

If to Licensee:	At Licensee's business and/or home address

11.       Governing Law.         This Agreement shall be construed and enforced in accordance with the laws of the state of  Florida, United  States of  America and that any dispute shall have venue in Palm Beach, County Florida under the laws of the State of Florida, United States of America.

12.  No Assignment.  Neither this Agreement nor any interest in this Agreement may be assigned by Licensee without the prior express written approval of Franchise123, Inc.

13.  Final Agreement.           This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof.  This Agreement may be modified only by a further writing that is duly executed by both parties.

14.  Severability.          If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

15.  Headings.             Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

IN WITNESS WHEREOF, Franchise123, Inc. and Licensee have agreed to Software License Agreement on the day and year purchased and do agree to the terms and conditions of this license and licensee by purchasing the software license agrees that the warranty does not allow for a refund for the purchase of the software.*